ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated May 19, 2014

COMMODITY ETRACS ETRACS CMCI Food Total Return ETN Profile ETN Ticker FUD Issuer UBS AG Issuer Credit Rating1 A2 (Moody’s); A (S&P); A (Fitch) Underlying Index UBS Bloomberg CMCI Food Total Return Index Initial trade date 4/01/2008 Maturity date 4/05/2038 Annual Tracking Rate 0.65%, accrued on a daily basis CUSIP 902641737 Primary exchange NYSE Arca ETN Ticker: FUD Key Features – Exposure to a portfolio of commodity futures through a single investment – Convenience of an exchange-traded security About the ETN ETRACS CMCI Food Total Return is designed to track the performance of the UBS Bloomberg CMCI Food Index Total Return (the “Index”), less investor fees. Exchange-traded Notes are senior, unsecured, unsubordinated debt securities that provide investors with exposure to the total returns of various market indices, including those linked to stocks, bonds, commodities and/or currencies, less investor fees. ETRACS are innovative investment products offering easy access to markets and strategies that may not be readily available in the existing marketplace. About the Underlying Index The Index measures the collateralized returns from a basket of 11 futures contracts from the agricultural and livestock sectors. The commodity futures contracts are diversified across three constant maturities from three months up to one year. The Index was created in January 2007 and has no performance history prior to that date. ETRACS : Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS CMCI Food Total Return ETN Historical Index Returns 1 Month 3 Months 6 Months 1 Year 3 Years 5 Years UBS Bloomberg CMCI Food USD TR Index 9.24% 5.04% 1.73% -3.15% -12.57% 46.06% S&P GSCI Agriculture Total Return 8.91% 3.45% -2.47% -10.20% -26.14% 22.33% DJ-UBS Agriculture Total Return 11.87% 7.53% 1.53% -4.31% -19.36% 45.42% Rogers Agriculture Total Return 7.01% 4.57% 0.39% -5.25% -24.29% 30.76% Source: Bloomberg/Reuters. The historical Index returns shown above are cumulative total returns for the stated periods as of February 27, 2014 and are furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. The ETN is subject to investor fees. As a result, the total return on the ETN will always be lower than the total return on the Index or the total return on a direct investment in the Index constituents. Index Comparison UBS Bloomberg CMCI Food USD TR Index S&P GSCI Agriculture Total Return DJ-UBS Agriculture Total Return Rogers Agriculture Total Return Source: Bloomberg/Reuters. The graph above illustrates the historical total returns of the Index in comparison with other benchmark indices for the stated periods as of February 27, 2014. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively. The ETN is subject to investor fees. As a result, the return on the ETN will always be lower than the total return of the Index or the total return on a direct investment in the Index constituents. Target Weights Name % Weight Soybeans 19.83% Corn 18.04% Sugar #11 14.69% Live Cattle 7.26% SRW Wheat 7.24% Sugar #5 6.98% Lean Hogs 5.65% Soybean Oil 5.16% Soybean Meal 5.03% Coffee 4.32% HRW Wheat 3.31% Milling Wheat 2.49% Source: UBS AG, as of February 18, 2014. Benefits of Investing – Exposure to a portfolio of agricultural and livestock commodity futures through a single investment. ETRACS : Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS CMCI Food Total Return ETN Selected Risk Considerations An investment in the ETNs involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described in the “Risk Factors” section of the prospectus supplement for the ETNs (the “ETRACS Prospectus”). Capitalized terms used below (and elsewhere in this document) but not defined herein shall have the meanings attributed to them in the ETRACS Prospectus. – You may lose some or all of your principal — The ETRACS ETNs are fully exposed to any decline in the level of the Index. You will lose some or all of your principal if the Index Ending Level is below the Index Starting Level or if the Index Ending Level is not sufficiently above the Index Starting Level to offset the cumulative effect of the Fee Amount applicable to your ETRACS ETNs. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Ending Level is therefore unpredictable. Commodity prices may change unpredictably, affecting the prices of the commodities underlying the exchange-traded futures contracts comprising the Index and, consequently, the value of the ETRACS ETNs. – Limited performance history — The return on the ETRACS ETNs is linked to the performance of the Index, which was introduced in March 2008. As a result, the Index has a limited performance history, and it is uncertain how the Index will perform. In addition, while the Index is intended to represent a benchmark for commodities investments in the agriculture and livestock sectors, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the commodities market in the agriculture and livestock sectors. – Market risk — The return on the ETRACS ETNs, which may be positive or negative, is directly linked to the performance of the Index, which is based on a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally. – Credit of UBS — The ETRACS ETNs are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETRACS ETNs depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the ETRACS ETNs and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETRACS ETNs. – Potential over-concentration in particular commodity sectors — The commodities underlying the futures contracts included in the Index are concentrated in two sectors, agriculture and livestock. Investment in the ETRACS ETNs will increase your portfolio’s exposure to fluctuations in the agriculture and livestock commodity sectors. – A trading market for the ETRACS ETNs may not develop — Although the ETRACS ETNs are listed on NYSE Arca, a trading market for the ETRACS ETNs may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the ETRACS ETNs, although they are not required to and may stop at any time. We are not required to maintain any listing of the ETRACS ETNs on NYSE Arca or any other exchange. – No interest payments from the ETRACS ETNs — You will not receive any interest payments on the ETRACS ETNs. – No direct exposure to fluctuations in foreign exchange rates — The value of your ETRACS ETNs will not be adjusted to compensate for exchange rate fluctuations between the U. S. dollar and each of the other currencies in which the futures contracts composing the Index are quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the ETRACS ETNs, you will not receive any additional payment or incur any reduction in the payment at maturity, call or early redemption. – Minimum Redemption Amount — You must elect to redeem at least 50,000 ETRACS ETNs for UBS to repurchase your ETRACS ETNs, unless we determine otherwise or your broker or other financial intermediary bundles your ETRACS ETNs for redemption with those of other investors to reach this minimum requirement. – Uncertain tax treatment — Significant aspects of the tax treatment of the ETRACS ETNs are uncertain. You should consult your own tax advisor about your own tax situation. – UBS’s Contingent Call Right — UBS may elect to redeem all outstanding ETRACS ETNs if the aggregate principal amount of ETRACS ETNs outstanding is less than $10,000,000 as described under ‘‘Specific Terms of the Securities — UBS’s Contingent Call Right’’ in the ETRACS Prospectus. ETRACS : Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS CMCI Food Total Return ETN Footnotes 1 The issuer credit rating as of May 1, 2014 pertains to the creditworthiness of UBS AG (that is, the ability of UBS AG to meet its obligations under the terms of the ETNs) and is not indicative of the market risk associated with the ETNs. The creditworthiness of UBS AG does not affect or enhance the likely performance of the ETNs other than with respect to the ability of UBS AG to meet its obligations thereunder. We have not obtained a rating from any rating organization with respect to the ETRACS ETNs. Disclaimer This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/). ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the prospectus supplement, or product supplement and applicable pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2014. The key symbol and UBS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are services marks of UBS and/or Bloomberg. Covered by US Patent Nos. 8,175,949 and 8,195,543. “Dow Jones”, “DJ-UBS Commodity Index” and “DJ-UBSCISM” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg. For questions or additional information about ETRACS Contact us ETRACS Investor Service Center: +1-877-387-2275 Hours available: Monday to Friday 8:00 a.m. - 5:00 p.m. EST Email: etracs@ubs.com Website: www.etracs.com